Exhibit 2.1



           The following list briefly identifies the contents of the schedules to the Asset Purchase and Sale Agreement, dated as of January 17, 1996, between Shellfish Acquisition Company, LLC and Campbell Soup Company, the text of which and exhibits to which are incorporated herein by reference to Exhibit 2.1 to the 10-Q. In accordance with Regulation S-K under the Securities Act of 1933 the actual schedules have not been filed with the Securities and Exchange Commission (the "Commission"). The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

           1. Schedule 2.1(a) contains a list of machinery, equipment and other
              ---------------
tangible personal property included in the assets purchased by the Company.

           2. Schedule 2.1(c) contains a list of foreign trademarks included in
              ---------------
the assets purchased by the Company.

           3. Schedule 2.1(i) contains a list of government licenses, permits
              ---------------
and approvals issued to Campbell Soup Company (the "Seller") with respect to the Mrs. Paul's business.

           4. Schedule 2.2(h) contains a list of assets which are expressly
              ---------------
excluded from the business, assets, properties and rights purchased by the Company.

           5. Schedule 4.2(a) contains (i) a summary schedule of the quantity
              ---------------
of items of Inventory (as defined) carried on the books of the Seller relating to the Mrs. Paul's business as of July 30, 1995, and (ii) the cost at which such Inventory is carried.

           6. Schedule 5.5 contains copies of certain financial information
              ------------
with respect to the Mrs. Paul's business and a summary of accounting policies and procedures for unaudited financial information.

           7. Schedule 5.6 contains a list of specified material changes to the
              ------------
Mrs. Paul's business after October 29, 1995.

           8. Schedule 5.8 contains a list of exceptions to the Seller's
              ------------
representation that it has good and marketable title to the assets purchased by the Company.

           9. Schedule 5.9 contains of list of Inventory of the Mrs. Paul's
              ------------
business which is not substantially usable or saleable in the ordinary course of business.

          10. Schedule 5.10 contains a list of material exceptions to the
              -------------
Sellers's representation that it possesses all permits, licenses and government approvals necessary to the conduct of the Mrs. Paul's business.

          11. Schedule 5.12 contains a list of Material Contracts (as defined)
              -------------
relating to the Mrs. Paul's business included in the assets purchased by the Company and material amendments, modifications, supplements to, or defaults or claims under, such Material Contracts.

          12. Schedule 5.13 contains (i) a list of patents, trademarks, trade
              -------------
names and copyrights used exclusively in the Mrs. Paul's business, including applications and licenses and claims relating thereto, and (ii) consents required for the use thereof by the Company.

          13. Schedule 5.15 contains a summary of potentially material pending
              -------------
or threatened actions, suits, proceedings or investigations relating to the Mrs. Paul's business.

          14. Schedule 5.16 contains a list of material exceptions to the
              -------------
Seller's representation that the Mrs. Paul's business is being conducted in compliance with laws, ordinances and regulations.

          15. Schedule 5.19 contains a summary of trade deals, trade promotions
              -------------
or programs, trade refunds or cooperative programs or consumer promotions or programs which the Seller has offered or become bound by or a party to as of January 3, 1996.